<E-27>

                                                              EXHIBIT 11

                      NAVISTAR INTERNATIONAL CORPORATION
                               AND SUBSIDIARIES
                      ----------------------------------
                  COMPUTATION OF NET INCOME PER COMMON SHARE


A.  Primary:  See the Statement of Income of this Form 10-Q.

B.  Full Dilution:

                                 THREE MONTHS ENDED      NINE MONTHS ENDED
                                       JULY 31                JULY 31
Millions of Dollars,             -------------------    --------------------
except per share data              1997        1996       1997       1996
----------------------------------------------------------------------------
Net income ...................  $     35    $     17    $     80    $     65
Less dividends on Series G
   Preferred stock ...........         7           7          21          21
                                --------    --------    --------    --------
Net income applicable to
  common stock ...............  $     28    $     10    $     59    $     44
                                ========    ========    ========    ========


Fully diluted average common
  and dilutive common equivalent
  shares outstanding ..........     73.8        73.8        74.3        73.8
                                ========    ========    ========    ========
Fully diluted earnings
  per share ................... $    .38    $    .13    $    .79    $    .59
                                ========    ========    ========    ========

---------------

     This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act.
